Exhibit 4(b)(iv)

GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

PENSION ENDORSEMENT

All provisions of the contract (“Contract”) to which this Endorsement is attached shall be interpreted in accordance with the applicable requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, and the applicable regulations (the “Code”). Notwithstanding any provisions to the contrary, the Contract to which this Endorsement is attached is amended as follows:

Nontransferability

The owner may not change the ownership of the Contract and the Contract may not be sold, assigned or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose to anyone other than GE Life and Annuity Assurance Company unless the Owner is the trustee of an employee trust qualified under The Code. The purpose of this provision is to qualify the annuity under Section 401(g) of The Code, and it shall be so construed.

Unisex Rates

All references to gender in the Contract are deleted. Values and rates are unisex. Unisex rates are as follows:

Life Income with Period Certain Plan Table

Annual payment rates for each $1,000 of Annuity Commencement Value less any applicable premium tax.

Age*	10 Years Certain	15 Years Certain	20 Years Certain	Age*	10 Years Certain	15 Years Certain	20 Years Certain
20	$38.25	$38.23	$38.20	66	$64.63	$62.58	$59.58
25	39.15	39.12	39.09	67	66.18	63.82	60.40
30	40.26	40.23	40.18	68	67.83	65.08	61.20
35	41.66	41.61	41.53	69	69.56	66.37	61.97
40	43.42	43.33	43.21	70	71.38	67.68	62.70
45	45.65	45.50	45.28	71	73.29	68.99	63.40
50	48.49	48.23	47.83	72	75.28	70.31	64.04
51	49.14	48.85	48.40	73	77.36	71.61	64.63
52	49.83	49.51	49.00	74	79.51	72.88	65.17
53	50.56	50.19	49.62	75	81.73	74.11	65.65
54	51.33	50.91	50.27	76	84.01	75.28	66.06
55	52.14	51.66	50.94	77	86.32	76.39	66.43
56	52.99	52.45	51.64	78	88.65	77.42	66.74
57	53.88	53.28	52.36	79	90.99	78.37	67.00
58	54.83	54.15	53.10	80	93.30	79.22	67.22
59	55.83	55.05	53.86	81	95.56	79.99	67.40
60	56.89	56.00	54.65	82	97.74	80.66	67.55
61	58.01	57.00	55.45	83	99.83	81.25	67.67
62	59.19	58.03	56.27	84	101.79	81.76	67.76
63	60.44	59.11	57.09	85 & over	103.62	82.19	67.83
64	61.76	60.23	57.92
65	63.15	61.39	58.76

*	Age means Settlement Age

Form NY5179 3/02

Joint Life and Survivor Income Plan Table

Annual payment rates for each $1000 of Annuity Commencement Value less any applicable premium tax.

Settlement Age	Settlement Age
	35	40	45	50	55	60	65	70	75	80	85 & over
35	$39.48	$40.01	$40.45	$40.80	$41.06	$41.26	$41.40	$41.50	$41.57	$41.61	$41.64
40	40.01	40.75	41.41	41.97	42.41	42.74	42.98	43.15	43.27	43.35	43.39
45	40.45	41.41	42.35	43.20	43.91	44.47	44.89	45.19	45.39	45.52	45.59
50	40.80	41.97	43.20	44.41	45.51	46.43	47.14	47.67	48.03	48.26	48.39
55	41.06	42.41	43.91	45.51	47.09	48.52	49.73	50.65	51.31	51.73	51.96
60	41.26	42.74	44.47	46.43	48.52	50.62	52.54	54.14	55.33	56.12	56.56
65	41.40	42.98	44.89	47.14	49.73	52.54	55.39	58.01	60.13	61.62	62.48
70	41.50	43.15	45.19	47.67	50.65	54.14	58.01	61.96	65.53	68.27	69.98
75	41.57	43.27	45.39	48.03	51.31	55.33	60.13	65.53	70.99	75.67	78.88
80	41.61	43.35	45.52	48.26	51.73	56.12	61.62	68.27	75.67	82.71	88.04
85 & over	41.64	43.39	45.59	48.39	51.96	56.56	62.48	69.98	78.88	88.04	95.52

Figures for intermediate ages will be furnished upon request.

For GE Capital Life Assurance Company of New York,

/s/    GEORGE R. ZIPPEL

GEORGE R. ZIPPEL

PRESIDENT

NY5179 3/02